UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-51688

Date of Report: November 18, 2013

BITZIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	16-1734022
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

548 Market Street, San Francisco, CA	94104
(Address of principal executive offices)	(Zip Code)

(866) 824-7881
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement
ITEM 2.03     Entry into a Direct Financial Obligation
ITEM 3.02     Unregistered Sale of Equity Securities
ITEM 5.03     Amendments to Articles of Incorporation of Bylaws

Designation and Sale of Series B Preferred Stock

On November 18, 2013 the Registrant filed with the Nevada Secretary of State a Certificate of Designation of 1,000,000 shares of Series B Convertible Preferred Stock, which had been designated by the Registrant’s Board of Directors as authorized by the Registrant’s Articles of Incorporation. The holders of shares of Series B Preferred Stock will have the following rights:

●	The holder may convert the Series B Preferred Stock into common stock. All 1,000,000 shares of Series B Preferred Stock are convertible into 19.8% of the common stock outstanding after the conversion, measured on the date of each conversion.

●	The holder will have voting rights equivalent to the number of shares of common stock into which the holders Series B Preferred Stock is convertible.

●	In the event of a liquidation of the Registrant, the holder of each share of Series B Preferred Stock will be entitled to a liquidation preference of $1.50.

●	The holder will participate in any dividend payable to the holders of the common stock on an as-converted basis.

The Registrant will have the right to redeem the Series B Preferred Stock for a payment of $1.50 per share

On November 18, 2013 the Registrant sold 500,000 shares of Series B Preferred Stock to 112359 Factor Fund, LLC (“Factor Fund”) for a total of $250,000. The Registrant and Factor Fund also agreed that in each of the five months commencing February 2014 Factor Fund will purchase an additional 100,000 shares of Series B Preferred Stock for $50,000 - i.e. a total of 500,000 shares sold during those five months for a total of $250,000.

Exchange of Convertible Debentures

Immediately subsequent to its purchase of 500,000 shares of Series B Preferred Stock on November 18, 2013, Factor Fund entered into assignment agreements with seven holders of eight convertible promissory notes issued by the Registrant in 2012 and 2013. The aggregate of the principal balance and accrued interest on the notes was $779,591, and all of the notes were past due and otherwise in default. The assignment agreements provided that Factor Fund transferred the 500,000 shares of Series B Preferred Stock to the note holders, and the note holders assigned the eight notes to Factor Fund.

Immediately thereafter, Factor Fund entered into eight Exchange Agreements with the Registrant. The Exchange Agreements provided that Factor Fund would surrender the eight convertible promissory notes and receive in exchange eight Amended and Restated Convertible Debentures (“A&R Debentures”). The principal amount of each A&R Debenture equalled approximately 128.3% of aggregate principal and accrued interest surrendered in exchange for the A&R Debenture. The primary terms of the A&R Debentures are:

●	Interest will accrue on the principal balance at the lesser of 8% per annum or the applicable federal rate.

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●	Principal and interest are due on December 31, 2015.

●	The Company may prepay the A&R Debentures at any time, but must issue, as a prepayment penalty, common stock with a market value equal to 5% of the principal amount prepaid.

●	The holder may convert the principal and interest accrued on the A&R Debentures into common stock at a conversion price equal to 100% of the average of the five (5) lowest closing market prices for the common stock for the thirty trading days preceding conversion, but may not convert into a number of shares that would result in the holder owning beneficially more than 4.99% of the Registrant’s outstanding shares.

●	The holder may not sell the shares issued on conversion at a rate that exceeds 20% of the average monthly trading volume for Obligor’s Common Stock.

Execution of Distribution Agreement.

Effective on November 18, 2013 Bitzio, Inc. entered into a Distribution Agreement with E-Motion Apparel, Inc., which designs women’s apparel and accessories. The agreement grants Bitzio the exclusive worldwide right to distribute E-Motion Apparel’s products using the E-Motion Apparel trademarks, copyrights and trade dress. The agreement also provides that Bitzio will make a five year non-interest-bearing $75,000 working capital loan to E-Motion Apparel, and will pay a license fee of $300,000 to E-Motion Apparel, payable in four semi-annual instalments of $75,000 each commencing on December 31, 2014. The agreement has a term of five years, but the license will continue for any period during which E-Motion Apparel owns any capital stock issued by Bitzio.

Item 9.01     Financial Statements and Exhibits

Exhibits

3-a	Certificate of Designation of Series B Convertible Preferred Stock.

10-a	Securities Purchase Agreement dated November 18, 2013 between Bitzio, Inc. and 112359 Factor Fund, LLC.

10-b	Form of Exchange Agreement dated November 18, 2013 between Bitzio, Inc. and 112359 Factor Fund, LLC.

10-c	Form of Secured Amended & Restated Convertible Debenture issued on November 18, 2013

10-d	Security Agreement dated November 18, 2013 between Bitzio, Inc. and 112359 Factor Fund, LLC.

10-e	Distribution Agreement dated November 18, 2013 between E-Motion Apparel, Inc. and Bitzio, Inc.

99.1	Press release dated November 21, 2013 issued by Bitzio, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2013	BITZIO, INC.

	By:	/s/ Gordon McDougall
Gordon McDougall
Chief Executive Officer

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